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                                                                      Exhibit 23

                       Consent of Independent Accountants

The Board of Directors
VerticalNet, Inc.:

The audits referred to in our report dated February 13, 2001, except as to the last two paragraphs of Note 21, which are as of March 16, 2001, included the related financial statement schedule as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, included in this annual report on Form 10-K of VerticalNet, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-72143 and No. 333-89305) on Form S-8, in the registration statements (No. 333-30254, No. 333-30408, and No. 333-34860) on Form S-3 and in the
registration statement (No. 333-38170) on Form S-4 of VerticalNet, Inc. of our report dated February 13, 2001, except as to the last two paragraphs of Note 21, which are as of March 16, 2001, relating to the consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, shareholders' equity (deficit) and other comprehensive loss for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of VerticalNet, Inc.

                                       KPMG LLP

Philadelphia, Pennsylvania
March 29, 2001